EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Announces
Fourth Quarter Results

Revenues Up 59% for the Quarter, Net Income of $0.30 Per Share

HAMILTON, Bermuda, March 5, 2008 - CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced results for the fourth quarter and year ended December 31, 2007.

Three Months Ending December 31, 2007

For the fourth quarter of 2007, net income was $4.9 million, or $0.30 per diluted share, compared to $4.2 million, or $0.26 per diluted share, in the same quarter of the prior year. Total revenues increased 58.5% to $42.2 million from $26.6 million in the fourth quarter of 2006. These results were aided by the inclusion of the results of Majestic Insurance Company (“Majestic”), which was acquired November 14, 2006, and the overall growth of the Company’s primary insurance business.

Net earned premiums from primary insurance and reinsurance rose to $31.6 million from $14.5 million a year ago. Majestic accounted for the increase with $25.6 million of net earned premium, compared to $7.7 million for the partial period in the fourth quarter last year, while net earned premiums at the Company’s reinsurance subsidiary, Twin Bridges, were $6.0 million, compared to $6.8 million the prior year as premiums paid by the self-insured groups, the primary source of reinsurance business, declined.

Fee-based management services revenues were $8.2 million during the fourth quarter, compared to $10.3 million a year ago. The decline resulted from a decline in membership of the New York self-insured groups managed by the Company, lower insurance rates in California, and reduced commissions on excess insurance policies placed with Majestic.

Investment income increased to $3.5 million from $1.8 million in the fourth quarter of 2006, as the Company increased its level of investments following the inclusion of Majestic.

Total expenses during the quarter increased to $35.9 million from $21.9 million a year ago, with the increase attributable to the inclusion of Majestic’s full quarter results in 2007. The loss ratio (loss and loss adjustment expenses as a percentage of net premiums earned) at Twin Bridges in the quarter was 25.9% compared to 14.3% a year ago, largely because $1.9 million of prior-period reserve development was realized in the 2006 period compared to $1.2 million in 2007. Majestic’s loss ratio was 60%, taking into account favorable loss reserve development of $1.1 million.

The combined ratio (total losses and loss adjustment, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the reinsurance segment for the fourth quarter of 2007 was 46.1%, compared to 48.1% in the year-ago period. The combined ratio for Majestic was 89.4%.

”The fourth quarter completes a year that has demonstrated the resilience of the CRM business model,” said Daniel G. Hickey, Jr., CEO of CRM Holdings Ltd. “Our management has executed our core strategies of geographic diversification and increased efficiency. The tremendous efforts of the whole CRM team have enabled us to transform CRM into a true full service provider of workers’ compensation risk management services. We have integrated Majestic’s primary insurance business into the overall organization, utilized it as an admitted carrier for reinsurance business, and expanded its activities into the New York and New Jersey markets. By year end, 36% of its premiums written for the year were generated outside the California market compared to 8% in 2006. This strong base of primary workers compensation risk underwriting has allowed us to continue to offer the very important self-insured group product to our customers in California while right-sizing our fee-based operations as we reduce our exposure to the New York self-insured market, and to maintain the diversified offering which we believe the market will demand over the long term. Our whole team is to be congratulated for these achievements which have put CRM on a sound footing of profitability for 2007, and the upcoming year.”

Fiscal Year Ending December 31, 2007

For the 2007 fiscal year, net income increased 41.3% to $20.1 million, or $1.24 per diluted share, from $14.3 million, or $0.88 per diluted share, in 2006.

Net earned premiums from primary insurance and reinsurance increased 281% to $116.8 million from $30.7 million in the year-ago period. The increase resulted largely from the acquisition of Majestic in November 2006, the organic growth of that business during the year, and a $10.7 million contribution from the previously disclosed June 2007 novation. At Twin Bridges, net earned premiums rose to $25.3 million from $23.0 million the prior year.

During the 2007 fiscal year, the combined ratio for the reinsurance segment was 48.2% compared to 56.6% in 2006. The combined ratio for Majestic’s primary insurance segment was 90.9% compared to 95.4% in 2006.

Segment Results

Fee-based management services business
In the final quarter of 2007, fee-based management services revenues were $8.2 million, compared with $10.3 million in revenues in the same quarter the prior year. This result reflects the decline in groups and group membership in New York, lower commissions paid by Majestic to CRM, and declining insurance rates in California and New York, which were partially offset by increasing group membership in California. The number of group members in California increased to 422 from 402 at year end 2006, but rates in California declined from the previous year. Premiums under management on December 31, 2007, were $133.5 million, compared to $196.2 million at the end of 2006. The Company’s group membership in New York was 1,922, and premiums under management were $74.2 million compared to 2,080 and $121.7 million respectively at the end of 2006. The decline reflects the reduction of membership of some of the Company’s self-insured groups and the subsequent closure of its largest New York self-insured group, on October 1, 2007.

For the 2007 fiscal year, revenue in the fee-based management services segment declined 11.3% to $35.6 million from $40.1 million in 2006.

Primary Insurance and Reinsurance Segments
In the primary insurance segment, revenues (consisting of premiums and investment income) were $28.4 million in the quarter, and income before taxes was $5.0 million. Excluding the pre-tax effect of $1.1 million from the favorable prior-period reserve development, Majestic’s net income after tax would have been reduced by approximately $0.7 million.

In the fourth quarter of 2007, revenues in the reinsurance segment declined 5.1% to $7.1 million from $7.5 million the prior year, as premium under management related to the New York self-insurance business declined by 39% and reinsurance income was reduced.

Net income before taxes for the reinsurance segment increased to $4.3 million in the fourth quarter of 2007 from $4.2 million a year ago. The reduction in reinsurance revenue attributable to New York self-insured groups was offset by increased investment income and reduced underwriting expenses.

For the 2007 fiscal year, revenues from the primary insurance segment were $100.0 million, and income before taxes was $16.2 million compared to $8.6 million and $1.2 million for 2006.

Revenues in the reinsurance segment in 2007 increased 10.6% to $28.3 million from $25.6 million in 2006. Income before taxes was $16.1 million, up from $12.6 million last year.

Outlook for 2008

During 2008, CRM expects to build on its risk-based and fee-based services in California, and on its risk based business in New York. It expects that its risk-based products will appeal more to its broker network in the New York and New Jersey markets where the self-insured structure is increasingly subject to regulatory constraints and competitive pressures. Both risk-based and fee-based products are expected to continue to attract interest from its broker network in California. In both markets premium rates have been declining. In New York a 20.5% rate reduction was mandated effective October 1, 2007. In California, where regulatory decisions are advisory only, rates appear to be declining at a slower pace than during 2006 and the early part of 2007 when three rate reductions amounted to 16%, 9% and 14.2% between June 2006 and June 2007. The most recent rating action called for a zero percent change for January 1, 2008.

With regard to profit expectations for 2008, the Company is assuming no prior period reserve development, and a rate environment as currently in place in its major markets. On that basis the Company expects earnings per share for the full year to be in the range of $1.00 to $1.15.

Concluded Mr. Hickey, “CRM is in a very strong position today in its major markets where the rate environment is still in the softening phase of the cycle. We have positioned and right-sized the business to be ideally placed in the markets as we see them. We plan to be prudent but competitive underwriters and cost-effective group plan administrators. Underwriting discipline, selective partnerships in the distribution chain, and targeted industry and geographic writings are the keys to success in this soft market. In that way, we are in the best position to grow our business while providing great value for our brokers and their clients and consistently strong return on equity for our shareholders. At no time since I founded this company have I felt more confident that we have the range of product offerings that our markets require and that we will prosper throughout all insurance cycles. I am looking forward to reporting on our performance in the year ahead.”

Conference Call

The company will host a conference call at 9:00 a.m. EST on Wednesday, March 5, 2008, to discuss earnings for the fourth quarter ended December 31, 2007. To participate in the event by telephone, please dial 877-397-0291 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 6795094. International callers should dial 719-325-4883. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s Web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Wednesday, March 5 at approximately 12:00 p.m. EST through Wednesday, March 12, at midnight EST. Dial 888-203-1112 and enter the conference ID number 6795094. International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include providing fee-based management and other services to workers’ compensation self-insured groups and, beginning in November 2006, the offering of a primary workers’ compensation insurance product. The Company provides its fee-based management services to self-insured groups in New York and California. It provides its primary workers’ compensation insurance coverage primarily to employers in California but also has active operations in Alaska, Arizona, Nevada, Oregon, Washington, New Jersey and, starting on October 1, 2007, New York. CRM is also a provider of reinsurance and excess workers’ compensation coverage to the self-insured groups it manages as well as other qualified self-insured entities. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	December 31,
	2007	2006
	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $240,467 and $193,467)	$242,969	$193,208
Equity securities, available-for-sale (cost $21,704 and $11,904)	22,374	12,089
Short-term investments	786	388
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	267,212	206,768
Cash and cash equivalents	33,477	21,546
Cash and cash equivalents, restricted	809	6,546
Accrued interest receivable	2,766	2,325
Premiums receivable, net	13,151	17,806
Reinsurance recoverable	38,584	30,749
Accounts receivable	5,000	5,572
Deferred policy acquisition costs	623	1,143
Net deferred tax asset	7,473	6,803
Goodwill	2,749	2,695
Prepaid expenses	3,075	2,636
Other assets	4,476	1,764
Total assets	$379,395	$306,353

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$188,848	$153,622
Reinsurance payable	5,001	1,538
Unearned premiums	8,853	8,080
Unearned management fees and commissions	261	613
Long-term debt and other secured borrowings	44,084	44,115
Accrued expenses	24,810	14,741
Total liabilities	271,857	222,709

Common shares
Authorized 50 billion shares; $.01 par value;
16.0 and 15.5 million common shares issued and outstanding	160	155
0.4 and 0.8 million Class B shares issued and outstanding	4	8
Additional paid-in capital	68,192	66,566
Retained earnings	37,115	16,973
Accumulated other comprehensive gain (loss), net of tax	2,067	(58)
Total shareholders' equity	107,538	83,644
Total liabilities and shareholders' equity	$379,395	$306,353

Table 2
CRM Holdings, Ltd.
Consolidated Statements of Income

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Amounts in thousands, except per share data)

Revenues
Net premiums earned	$31,582	$14,501	$116,843	$30,702
Fee-based management services	7,110	10,341	32,356	39,997
Investment income	3,465	1,755	11,381	4,277
Total revenues	42,157	26,597	160,580	74,976

Expenses
Losses and loss adjustment expenses	16,487	5,996	63,661	10,490
Fees paid to general agents and brokers	2,142	3,008	10,195	10,935
Policy acquisition costs	4,924	3,379	17,125	8,249
Selling, general and administrative expenses	11,357	9,036	43,928	28,937
Interest expense	977	501	3,917	533
Total expenses	35,887	21,920	138,826	59,144

Income before taxes	6,270	4,677	21,754	15,832
Provision for income taxes	1,334	509	1,612	1,576

Net Income	$4,936	$4,168	$20,142	$14,256

Earnings per share:
Basic	$0.30	$0.26	$1.24	$0.88
Diluted	$0.30	$0.26	$1.24	$0.88

Weighted average shares outstanding:
Basic	16,306	16,248	16,289	16,247
Diluted	16,318	16,248	16,307	16,247

Table 3
CRM Holdings, Ltd.
Consolidated Statements of Cash Flow

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,142	$14,256	$7,275
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of other assets	936	280	226
Amortization of unearned compensation, restricted stock	1,571	540	13
Amortization of premiums and discounts on available-for-sale investments	(879)	(1,966)	(49)
Net realized (gains) losses on sale of investments	(756)	14	(26)
Deferred income tax benefit	(1,792)	(498)	(5)
Changes in:
Cash and cash equivalents, restricted	5,737	(5,215)	3,506
Accrued interest receivable	(442)	(559)	(34)
Premiums receivable	4,654	(10,737)	1,110
Reinsurance recoverable	(7,835)	(1,977)	-
Accounts receivable	571	(2,021)	(2,026)
Policy acquisition costs	520	(701)	972
Prepaid expenses	(64)	(888)	(151)
Other assets	(420)	-	-
Reserve for losses and loss adjustment expenses	35,219	8,130	3,584
Reinsurance payable	3,463	334	-
Unearned premiums	773	1,449	(3,286)
Unearned management fees and commissions	(352)	(707)	(1,685)
Other accrued expenses	10,072	2,854	2,202
Net cash provided by operating activities	71,117	2,588	11,626

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(204,019)	(221,328)	(10,611)
Proceeds from sales of available-for-sale investments	81,199	58,131	2,494
Proceeds from maturities of available-for-sale investments	67,655	122,278	-
Acquisition of subsidiaries, net of cash received	(54)	(39,759)	-
Net sales and maturities of short-term investments	(398)	(300)	-
Purchases of fixed assets, net	(3,364)	(719)	(285)
(Advances of) payments on loans receivable, net	(229)	376	19
Net cash used in investing activities	(59,210)	(81,321)	(8,383)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock	-	-	68,704
(Decrease) increase in IPO costs payable	-	(2,411)	2,411
Repayments under long-term debt and credit facilities	(31)	(50)	(76)
Issuance of junior subordinated notes	-	36,083	-
Junior subordinated debt issuance costs	-	(1,236)	-
Issuance of common shares - employee stock purchase plan	145	-	-
Retirement of common shares - share-based compensation	(90)	(30)	-
Distributions paid to LLC Members	-	-	(7,943)
Net cash provided by financing activities	24	32,356	63,096
Net increase (decrease) in cash	11,931	(46,377)	66,339
Cash and cash equivalents
Beginning	21,546	67,923	1,584
Ending	$33,477	$21,546	$67,923

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the three months ended December 31, 2007
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$25,575	$6,007	$-	$-	$31,582
Management fees	8,189	-	-	-	(1,079)	7,110
Investment income	23	2,787	1,093	82	(520)	3,465
Total revenues	8,212	28,362	7,100	82	(1,599)	42,157
Expenses:
Underwriting expenses	-	20,065	2,425	-	(1,079)	21,411
Interest expense	1	520	-	976	(520)	977
Depreciation and amortization	263	(6)	-	41	-	298
Operating expenses	8,915	2,810	342	1,134	-	13,201
Total expenses	9,179	23,389	2,767	2,151	(1,599)	35,887

Income before taxes	$(967)	$4,973	$4,333	$(2,069)	$-	$6,270

Total assets	$8,610	$329,107	$86,375	$7,662	$(52,359)	$379,395

For the three months ended December 31, 2006
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$7,736	$6,765	$-	$-	$14,501
Management fees	10,341	-	-	-	-	10,341
Investment income	46	850	719	140	-	1,755
Total revenues	10,387	8,586	7,484	140	-	26,597
Expenses:
Underwriting expenses	-	6,368	3,007	-	-	9,375
Interest expense	1	-	-	500	-	501
Depreciation and amortization	93	14	-	-	-	107
Operating expenses	9,238	997	250	1,452	-	11,937
Total expenses	9,332	7,379	3,257	1,952	-	21,920

Income before taxes	$1,055	$1,207	$4,227	$(1,812)	$-	$4,677

Total assets	$7,111	$217,564	$71,383	$10,295	$16,977	$323,330

CRM Holdings, Ltd.
Income By Segment

For the year ended December 31, 2007
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$91,560	$25,283	$-	$-	$116,843
Management fees	35,452	-	-	-	(3,096)	32,356
Investment income	120	8,421	3,015	345	(520)	11,381
Total revenues	35,572	99,981	28,298	345	(3,616)	160,580
Expenses:
Underwriting expenses	-	72,730	11,152	-	(3,096)	80,786
Interest expense	18	520	-	3,899	(520)	3,917
Depreciation and amortization	809	85	-	42	-	936
Operating expenses	37,831	10,397	1,030	3,929	-	53,187
Total expenses	38,658	83,732	12,182	7,870	(3,616)	138,826

Income before taxes	$(3,086)	$16,249	$16,116	$(7,525)	$-	$21,754

Total assets	$8,610	$329,107	$86,375	$7,662	$(52,359)	$379,395

	For the year ended December 31, 2006
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$7,736	$22,966	$-	$-	$30,702
Management fees	39,997	-	-	-	-	39,997
Investment income	102	850	2,618	707	-	4,277
Total revenues	40,099	8,586	25,584	707	-	74,976
Expenses:
Underwriting expenses	-	6,367	12,372	-	-	18,739
Interest expense	33	-	-	500	-	533
Depreciation and amortization	266	14	-	-	-	280
Operating expenses	34,943	997	630	3,022	-	39,592
Total expenses	35,242	7,378	13,002	3,522	-	59,144

Income before taxes	$4,857	$1,208	$12,582	$(2,815)	$-	$15,832

Total assets	$7,111	$217,564	$71,383	$10,295	$16,977	$323,330

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended		For the year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands)		(Dollars in thousands)
Revenues from Fee-Based Management Services
New York	$5,172	$6,950	$24,382	$27,394
California	3,017	3,391	11,070	12,603
	8,189	10,341	35,452	39,997

Revenues from Primary Insurance
California	18,749	7,108	71,392	7,021
New York/New Jersey	5,544	-	15,679	-
Other (1)	1,282	628	4,489	715
	25,575	7,736	91,560	7,736
Revenues from Reinsurance
New York	2,844	3,408	12,773	11,736
California	2,756	3,357	11,722	11,230
Other (2)	407	-	788	-
	6,007	6,765	25,283	22,966

Investment Income	3,985	1,755	11,901	4,277

Eliminations (3)	(1,599)	-	(3,616)	-

Total Revenues	$42,157	$26,597	$160,580	$74,976

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona and Nevada.
(2)
Includes reinsurance premiums for policies written in Hawaii and the fifty percent participation in layer of Majestic's reinsurance treaty for the loss and loss adjustment expenses in excess of $500,000 per occurrence up to $750,000.

(3)	Elimination of CRM New York and CRM California intercompany commissions from Majestic and the elimination of Twin Bridges intercompany interest income on funds withheld by Majestic.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	December 31,
	2007	2006

Number of Groups
New York	6	8
California	5	6
Texas	0	1

Number of Group Members
New York	1,922	2,080
California	422	402
Texas	-	12

Aggregate Annualized Premiums (1)
New York	$74,247,857	$121,657,621
California	$59,224,395	$74,194,274
Texas	$-	$353,839

(1)
Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreased in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data (1)

	For the three months ended		For the year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands)

Primary Insurance Premiums	$25,574	$7,736	$91,560	$7,736
Loss and Loss Adjustments Expenses	15,336	5,028	57,378	5,028
Underwriting, Acquisition and Insurance Expenses (2)	7,531	2,350	25,834	2,350
Underwriting Profit	$8,347	$358	$8,347	$358

Loss Ratio (3)	60.0%	65.0%	62.7%	65.0%
Expense Ratio (4)	29.4%	30.4%	28.2%	30.4%
Combined Ratio (5)	89.4%	95.4%	90.9%	95.4%

(1)	Results of the Primary Insurance segment are not presented for periods prior to the acquisition date of November 14, 2006.
(2)
Does not include the elimination of $1.1 million and $3.1 million of Majestic policy acquisition costs against commissions due to CRM New York and CRM California for the three and twelve months ended December 31, 007, respectively.

(3)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(4)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(5)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended		For the year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in thousands)

Net Reinsurance Premiums	$6,007	$6,765	$25,283	$22,966
Loss and Loss Adjustments Expenses	1,556	968	6,696	5,462
Underwriting, Acquisition and Insurance Expenses	1,211	2,289	5,486	7,540
Underwriting Profit	$3,240	$3,508	$13,101	$9,994

Loss Ratio (1)	25.9%	14.3%	26.5%	23.8%
Expense Ratio (2)	20.2%	33.8%	21.7%	32.8%
Combined Ratio (3)	46.1%	48.1%	48.2%	56.6%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3)	The combined ratio is the sum of the loss ratio and the expense ratio.